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                                                                    Exhibit h.4

                        ADDITIONAL COMPENSATION AGREEMENT

                                                                  April __, 2003

CITIGROUP GLOBAL MARKETS INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED
UBS WARBURG LLC
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

     Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among PIMCO High Income Fund (the "Trust"), PIMCO Advisors Fund Management LLC (the "Adviser") and each of the Underwriters named therein, with respect to the issue and sale of the Trust's Common Shares, as described therein. Reference is also made to (i) the Investment Management Agreement (the "Investment Management Agreement") between the Adviser and the Trust and (ii) the registration statement on Form N-2 regarding the Common Shares of the Trust (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

     1. Agreement. The Adviser hereby confirms its agreement with each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC (collectively, the "Primary Underwriters") with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Adviser to the Primary Underwriters. The Adviser agrees to pay to the Primary Underwriters a fee (collectively, the "Additional Compensation") at an aggregate rate of 0.15% per annum of the Trust's Managed Assets (as defined in Section 3(b) hereof); provided, however, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). In exchange for the Additional Compensation, each Primary Underwriter will provide to the Adviser certain after-market shareholder support services on an ongoing basis designed to maintain the visibility of the Trust in the investor community and will provide relevant information, studies or reports regarding the Trust and the closed-end investment company industry.

     2. Pro Rata Percentage. Each Primary Underwriter shall be assigned a "Pro Rata Percentage," the numerator of which shall equal the number of Common Shares purchased by such Primary Underwriter (including any Firm Shares and Additional Shares purchased by such Primary Underwriter) pursuant to the Underwriting Agreement and the denominator of which shall equal the aggregate number of Common Shares


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(including all Firm Shares and Additional Shares) purchased by the Primary
Underwriters pursuant to the Underwriting Agreement. The Pro Rata Percentage of each Primary Underwriter is listed on Schedule I (which Schedule shall be updated within 45 days from the date hereof to reflect the purchase of any Additional Shares).

     3. Payment of Additional Compensation. (a) The Adviser shall pay the Additional Compensation, payable in arrears at the end of each calendar quarter, as follows: to each Primary Underwriter, Additional Compensation in an amount equal to such Primary Underwriter's Pro Rata Percentage multiplied by 0.0375% of the Trust's Managed Assets for such quarter.

     (b) For the purposes of this Additional Compensation Agreement, "Managed Assets" means the average weekly net asset value of the Trust's total assets minus the sum of the Trust's liabilities, which liabilities exclude debt relating to leverage, short-term debt and the aggregate liquidation preference of any outstanding preferred stock.

     (c) All Additional Compensation payable hereunder shall be paid to each Primary Underwriter by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated such Primary Underwriter. At the time of each payment of Additional Compensation hereunder, the Adviser shall deliver to each Primary Underwriter receiving an installment of Additional Compensation a statement indicating the amount of Managed Assets on which such payment was based.

     (d) The initial payments of Additional Compensation hereunder shall be with respect to the calendar quarter ending June 30, 2003, pro-rated in respect of the period from the Closing Date to June 30, 2003. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day that is a business day. All Additional Compensation payable hereunder shall be in addition to any fees paid by the Adviser pursuant to the Underwriting Agreement.

     (e) The Adviser shall be permitted to terminate this agreement at any time upon making a prepayment to the Primary Underwriters of amounts otherwise payable hereunder. The amount of any such prepayment will be determined by mutual agreement of the Adviser and the Primary Underwriters.

     4. Maximum Additional Compensation Amount. The "Maximum Additional Compensation Amount" payable by the Adviser hereunder shall be four and one-half percent (4.5%) of the aggregate initial public offering price for the Common Shares purchased pursuant to the Underwriting Agreement (including all Firm Shares and Additional Shares), minus (i) the amount payable by the Trust to the Underwriters pursuant to Section 12(j) of the Underwriting Agreement for partial reimbursement of certain Underwriter expenses and (ii) any compensation paid to Underwriters (other than



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the Primary Underwriters) as described in the "Underwriting" section of the
Registration Statement.

     5. Term. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) the payment by the Adviser hereunder of the Maximum Additional Compensation Amount, (b) the prepayment by the Adviser of an agreed upon amount in accordance with Section 3(e) hereof, (c) the dissolution and winding up of the Trust and (d) the date on which the Investment Management Agreement or other advisory agreement between that Trust and the Adviser or any successor in interest to the Adviser, including but not limited to an affiliate of the Adviser, shall no longer be in full force and effect.

     6. Not an Investment Adviser. The Adviser acknowledges that the Primary Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Trust's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Primary Underwriter, and the Primary Underwriters are not hereby agreeing, to:
(i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind to perform any such similar services.

     7. Not Exclusive. Nothing herein shall be construed as prohibiting any Primary Underwriter or its respective affiliates from acting as an underwriter for any other persons (including other registered investment companies or other investment managers).

     8. Assignment. This Additional Compensation Agreement may not be assigned by any party without prior written consent of each other party.

     9. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

     10. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     11. Counterparts. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of the Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     This Agreement shall be effective as of the date first written above.

                                 [END OF TEXT]



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                                               PIMCO ADVISORS FUND
                                               MANAGEMENT LLC

                                               By:______________________
                                               Name:
                                               Title:



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Agreed and Accepted:

CITIGROUP GLOBAL MARKETS INC.


By:
   --------------------------------------------
   Robert F. Bush -- Director


MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED

By:
   --------------------------------------------
   Authorized Signatory


UBS WARBURG LLC

By:
   --------------------------------------------
   Authorized Signatory




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                                   Schedule I

                                        Common
                                        Shares                  Pro Rata
Name of Primary Underwriter            Purchased               Percentage
---------------------------            ---------               ----------
Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

UBS Warburg LLC


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